EXHIBIT 99.1

For: Frozen Food Express Industries, Inc.
Listed: Nasdaq (FFEX)

Company Contacts:
Stoney M. (Mit) Stubbs, Jr. (CEO)
F. Dixon McElwee, Jr. (CFO)
(214) 630-8090

For Immediate Release

Frozen Food Express Industries, Inc. Announces
Pending Sale of Life Insurance Investment

Dallas, Texas—April 25, 2005—Frozen Food Express Industries, Inc., (Nasdaq: FFEX) today announced that it had agreed to sell a fifty percent interest in one of its life insurance investments to a life settlement investor for $6.1 million. As of March 31, 2005, the book value of the investment that was sold was approximately $2.3 million. As a result of this transaction, FFEX will book an after-tax gain during the second quarter of 2005 of approximately $3.8 million.

The company originally purchased its investment in 1993 to provide liquidity for the potential purchase of common stock from the estate of its former Chairman and his spouse. The Company has since determined that due to changes in estate tax laws and further dissemination of the estate’s shares, 100% ownership of the policy was no longer needed. Accordingly, the Company decided to sell half of the policy. The remaining investment has a death benefit of approximately $10 million.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service—providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may have a bearing on operating results are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.